Exhibit 5.1
[Letterhead of Venable LLP]
July 2, 2010
Nationwide Health Properties, Inc.
610 Newport Center Drive
Suite 1150
Newport Beach, California 92660
     Re: Registration Statement on Form S-3 (File No. 333-164384)
Ladies and Gentlemen:
     We have served as Maryland counsel to Nationwide Health Properties, Inc., a Maryland corporation (the “Company”), in connection with its issuance and sale of up to 5,000,000 shares (the “Shares”) of common stock, par value $.10 per share (the “Common Stock”), of the Company, pursuant to sales agreements (“Sales Agreements”) dated July 2, 2010 entered into by the Company with Cantor Fitzgerald & Co. and KeyBanc Capital Markets Inc., covered by the above-referenced Registration Statement (the “Registration Statement”), including the prospectus supplement (“Prospectus Supplement”) dated July 2, 2010, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).
     In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
     1. The Registration Statement and the Prospectus Supplement included therein, in the form transmitted to the Commission under the Act;
     2. The charter of the Company, as amended and supplemented through the date hereof (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
     3. The Amended and Restated Bylaws of the Company (the “Bylaws”);
     4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
     5. Resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, relating to the issuance of the Shares (the “Resolutions”), certified by an officer of the Company;

Nationwide Health Properties, Inc.
July 2, 2010

     6. The Sales Agreements;
     7. A certificate executed by an officer of the Company, dated as of the date hereof; and
     8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
     In expressing the opinion set forth below, we have assumed the following:
     1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.
     2. Each individual executing any of the Documents on behalf of a party (other than the Company and the Partnership) is duly authorized to do so.
     3. Each of the parties (other than the Company and the Partnership) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
     4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
     5. None of the Shares were or will be issued or transferred in violation of any restriction contained in the Charter or Bylaws.
     6. Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.
     Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

Nationwide Health Properties, Inc.
July 2, 2010

     1. The Company is a corporation duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
     2. The Shares have been duly authorized for issuance and, when and if issued and delivered in accordance with the Registration Statement, the Prospectus Supplement, the Resolutions and the Sales Agreements, will be validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.
     The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
     This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K (the “Current Report”) which is to be incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ Venable LLP